UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Stratus Properties Inc. (NASDAQ: STRS) today updated the development activities at its 282-acre Lantana project area in southwest Austin. Lantana is a partially developed, mixed-use project with remaining entitlements for approximately three million square feet of office and retail use. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out.

Advanced Micro Devices, Inc. (NYSE: AMD) recently announced plans for a new campus at Lantana. The proposed project consists of approximately 825,000 square feet of office and related uses located on a 59-acre site owned by Stratus at the southeast corner of West William Cannon Drive and Southwest Parkway. Stratus is working with AMD on site planning and related matters necessary to develop the project. Development of the AMD project is subject to several conditions, including finalizing definitive agreements and securing financing.

Stratus currently has three existing fully leased office buildings at Lantana, including its Lantana Corporate Center located at 7000 West William Cannon Drive, which consists of two buildings totaling 140,000 square feet, and its 75,000-square-foot building at 7500 Rialto Boulevard. In response to current demand, Stratus plans to commence construction of a second 75,000-square-foot office building at 7500 Rialto Boulevard during the third quarter of this year.

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CAUTIONARY STATEMENT. This report contains certain forward-looking statements regarding proposed real estate development activities at Lantana. Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. Stratus cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this report. Important factors that might cause future results to differ from those forward-looking statements include economic and business conditions, the availability of financing, the ability to enter into definitive agreements, regulatory approvals and environmental regulations. Such factors and others are more fully described in the Stratus 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
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John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: April 28, 2005